Exhibit 99.1

DOMINION RESOURCES BLACK WARRIOR TRUST

Press Release

Dominion Resources Black Warrior Trust

Announces 2nd Quarter Cash Distribution and 2013 Reserve Quantities

DALLAS, TEXAS, May 20, 2013—Dominion Resources Black Warrior Trust (NYSE: DOM) today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.146878 per unit. The distribution will be payable June 7, 2013 to unitholders of record on May 30, 2013. Dominion’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at
http://www.dom-dominionblackwarriortrust.com/.

This distribution represents the quarterly royalty payment from Walter Black Warrior Basin LLC (“WBWB”) reflecting production from January 1, 2013 to March 31, 2013. WBWB reported that production attributable to the Trust’s overriding royalty interests was approximately 443 million cubic feet (“MMcf”) during this period compared to 502 MMcf in the previous quarter. Prices for this quarter to the trust averaged $3.34 per Mcf compared to $3.37 per Mcf for the previous quarter. Production declined due to the plugging and abandonment of non-economic wells and prices for natural gas decreased.

In March 2012, WBWB notified the Trustee that it was undertaking a study of the Underlying Properties on a well-by-well basis to determine the economic viability of continuing to produce each individual well. WBWB has plugged and abandoned 11 such wells, mostly in the fourth quarter of 2012. These wells were very low producing and deemed non-economical. Additional information about remaining wells has been disclosed in detail in the Trust’s 2012 10-K filed on March 15, 2013. The additional decisions on a well by well basis could adversely affect the Trust’s future revenue stream, and if a significant number of wells are abandoned, it could cause a termination of the Trust.

Dominion Resources Black Warrior Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.

The estimated net proved reserves, as of January 1, 2013, attributable to the Trust from the properties appraised are approximately 7.6 billion cubic feet of gas with a future net value of approximately $19,538,000 with a 10% discounted value of $12,824,000.

With the estimated quantities of this year’s reserve estimate of 7.6 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 3 to 4 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 15, 2013 and is available to all unitholders at this time on the Trust website.

The Trust owns overriding royalty interests burdening certain proved developed coal seam gas properties owned by WBWB and located in the Black Warrior Basin of Alabama. The Trust is a grantor trust originally formed by Dominion Resources, Inc. The Trust is designed to provide unitholders with quarterly cash distributions from its royalty interests in certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “DOM”.

*             *             *

Contact:

Ron E. Hooper, Senior Vice President

U.S. Trust, Bank of America Private Wealth Management, Trustee

Toll-free – 1.800.365.6548